Exhibit 99.2

Adjusted earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization (“Ebitda”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider Ebitda to be one measure of the liquidity of a company, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased Ebitda is an indicator of improved ability to service existing debt and to satisfy capital requirements. Ebitda, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because Ebitda is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, Ebitda, as presented, may not be comparable to other similarly titled measures of other corporations.

Net cash provided by (used in) operations for the years ended June 30, 2006, 2005 and 2004, respectively, is shown below. SunLink Healthcare LLC Facilities (“SHL”, which includes the five hospitals purchased in February 2001 and HealthMont LLC (“HealthMont”, which includes the two hospital purchased in October 2003) Facilities Adjusted Ebitda is the Ebitda for those facilities without any allocation of corporate overhead.

	All amounts in thousands
	Fiscal Years Ending		Fiscal Quarters Ending
	June 30,		June 30,
	2006	2005	2006	2005
SHL Facilities Adjusted Ebitda	$13,747	$12,449	$3,409	$3,867
HealthMont Facilities Adjusted Ebitda	2,556	1,472	784	59
Corporate Overhead costs	(4,699)	(4,241)	(1,259)	(1,043)
Depreciation and amortization	3,400	2,590	982	713
Taxes and interest expense	(3,446)	(2,323)	(612)	(1,215)
Other non-cash expenses and net changes in operating assets and liabilities	(7,052)	(7,722)	(412)	1,194

Net cash provided by operations	$4,506	$2,225	$2,892	$3,575